Exhibit (a)(5)(iii)

INDEPENDENCE HOLDING COMPANY	CONTACT: Loan Nisser
96 CUMMINGS POINT ROAD	(646) 509-2107
STAMFORD, CONNECTICUT 06902	www.IHCGroup.com
NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES

THE PRELIMINARY RESULTS OF ITS TENDER OFFER

TO REPURCHASE UP TO 2,000,000 SHARES OF ITS COMMON STOCK

Stamford, Connecticut, June 26, 2017. Independence Holding Company (NYSE:IHC) (“IHC” or the “Company”) announced today the preliminary results of its tender offer to purchase up to 2,000,000 shares of its common stock at a price per share of $20.00, net to the seller in cash, without interest, less any applicable withholding taxes, which expired at 5:00 p.m., Eastern time, on June 26, 2017. Based on the preliminary count by Broadridge Corporate Issuer Solutions, Inc., the Depositary for the tender offer, approximately 1,390,266 shares of common stock were properly tendered and not withdrawn, including approximately 28,983 shares that were tendered through notice of guaranteed delivery and 5,689 shares that were tendered as odd lots. Accordingly, IHC expects to accept for purchase a total of 1,390,266 shares at a purchase price of $20.00 per share, for an aggregate purchase price of $27,805,320.

The number of shares tendered and not withdrawn (including the number of shares tendered as odd lots) are preliminary and are subject to verification by the Depositary and the proper delivery of all shares tendered (including shares tendered pursuant to guaranteed delivery procedures). The actual number of shares validly tendered and not withdrawn will be announced following completion of the verification process, which is expected to be completed on or around June 30, 2017. Promptly after such announcement, the Depositary will issue payment for the shares validly tendered and accepted under the tender offer.

As of June 26, 2017, IHC had approximately 16,377,756 shares of common stock outstanding. After giving effect to the results of the tender offer, IHC expects to have approximately 14,987,490 shares of common stock outstanding.

IHC remains committed to returning capital to its stockholders through its previously announced share repurchase program. Based on the preliminary results described above, IHC estimates that after the expiration of the tender offer, it may continue to repurchase up to 780,407 shares of its common stock under its current repurchase program commencing ten business days after the expiration of the tender offer. Under the repurchase program, IHC may repurchase its shares from time to time in the open market or in privately negotiated transactions. The amount and timing of any repurchases will depend on a number of factors, including, without limitation, the Company’s results of operations, financial position and capital requirements, business and market conditions, including the price of shares of its common stock, and legal, tax, regulatory and contractual constraints or restrictions.

The Information Agent for the tender offer is D.F. King & Co., Inc. The Depositary is Broadridge Corporate Issuer Solutions, Inc. For questions and information, please call the Information Agent at: for banks and brokers: (212) 269-5550; for all others: (800) 967-7574; or email to ihc@dfking.com.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF INDEPENDENCE HOLDING COMPANY COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT THE COMPANY DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, AS AMENDED, OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR BY CALLING D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE TENDER OFFER, AT THE NUMBERS ABOVE. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About The IHC Group

Independence Holding Company (NYSE:IHC) is a holding company that is principally engaged in underwriting, administering and/or distributing group and individual specialty benefit products, including disability, supplemental health, pet, and group life insurance through its subsidiaries since 1980. The IHC Group owns three insurance companies (Standard Security Life Insurance Company of New York, Madison National Life Insurance Company, Inc. and Independence American Insurance Company), and IHC Specialty Benefits, Inc., a technology-driven insurance sales and marketing company that creates value for insurance producers, carriers and consumers (both individuals and small businesses) through a suite of proprietary tools and products (including ACA plans and small group medical stop-loss). All products are placed with highly rated carriers.

Forward-looking Statements

Certain statements and information contained in this release may be considered “forward-looking statements,” such as statements relating to management's views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which IHC operates, new federal or state governmental regulation, IHC’s ability to effectively operate, integrate and leverage any past or future strategic acquisition, and other factors which can be found in IHC’s other news releases and filings with the SEC. IHC expressly disclaims any duty to update its forward-looking statements unless required by applicable law.